SEC File Number 333-149617
                                                        CUSIP Number 719838 10 4

                     SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  DC  20549

                                  FORM  12B-25

                         NOTIFICATION  OF  LATE  FILING

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR
[ ] Form N-CSR

For the Period Ended: June 30, 2008

[ ] Transition Report on Form 10-K      [X] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

Full Name of Registrant: PICKFORD MINERALS, INC.

Former Name, if Applicable: not applicable

Address of Principal Executive Office (Street and Number):

                               888 3RD STREET SW
                                  SUITE 1000
                            CALGARY, ALBERTA T2G 4B7


                       PART II - RULES 12b-25 (b) and (c)

If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report for the period ended June 30, 2008 because the persons responsible for its preparation have been unavailable. We will prepare the Quarterly Report and file same on or before the fifth calendar day following the prescribed due date of our Form 10-Q.

                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                          Fidel Thomas: 403-561-9535.

(2) Have all or other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Pickford Minerals, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2008                           By:/s/ Fidel Thomas
                                                   Fidel Thomas, President,
                                                   Chief Executive Officer,
                                                   Chief Financial Officer,
                                                   Principal Accounting Officer,
                                                   and a director